EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Relations Contact:
Cameron Triebwasser, Interchange Corporation
ctriebwasser@interchangeusa.com / (949) 789-5242 / Fax: (949) 784-0880

Investor Relations Contact:
John Baldissera, BPC Financial Marketing
(800) 368-1217

Interchange Reports Record Fourth Quarter and
Full-Year 2004 Financial Results

Laguna Hills, CA — February 28, 2005 — Interchange Corporation (NASDAQ: INCX), a leading provider of local and national paid-search services, today reported its financial results for the fourth quarter 2004 and for the year ended December 31, 2004.

Fourth Quarter Results and Highlights:

•	Revenue was $6.0 million for the fourth quarter of 2004, a 115% increase from revenue of $2.8 million for the same period of 2003.

•	Net income was $1.2 million for the fourth quarter of 2004, a 910% increase from net income of $114,000 for the same period of 2003. Net income includes a one-time non-cash benefit to its tax expense of $550,000 in the fourth quarter. Basic and diluted net income per share for Q4 2004 was $0.20 and $0.14, respectively.

•	Achieved seventh consecutive quarter of profitability.

•	Completed a $25 million Initial Public Offering.

•	Completed a $15 million private placement.

•	Expanded its Distribution Network from 256 partners to 290 partners.

•	Received over 9 billion search requests from the company’s Distribution Network.

•	Added to Russell 2000 and Russell 3000 Indexes.

•	Expanded technology infrastructure with addition of a data center in Chicago, IL.

Full-Year 2004 Results:

•	Revenue was $19.1 million for the year ended December 31, 2004, a 117% increase from revenue of $8.8 million for the year ended December 31, 2003.

•	Net income was $1.5 million for the year ended December 31, 2004, an increase from net income of $60,000 for the year ended December 31, 2003.

•	In prior years, the company had established a valuation allowance equal to 100% of its net deferred tax asset of approximately $2.8 million. The company has been assessing its valuation allowance related to its deferred tax assets. Due to continued profitable operating performance, the company released a portion of its valuation allowance, which resulted in a non-cash benefit to its tax expense of $521,000 during the year.

“Our record results for the fourth quarter and full-year are an indication of how effectively we have been able to compete for the distribution of our sponsored listings across the Internet. We have delivered this growth not through acquisitions, but organically. This is a testament to our core business, to our growth strategies, and to our hard work throughout 2004,” said Heath Clarke, Interchange CEO. “Interchange achieved the highest quarterly revenue in the company’s history with the fourth quarter of 2004 representing our seventh consecutive quarter of profitability. We intend to continue this growth through 2005 by delivering on our five-point growth strategy, which includes enhancement and expansion of our local-search services, expansion of both our Advertiser and Distribution Networks, international expansion and strategic acquisitions.”

Recent Events

Earlier today the company completed the acquisition of Inspire Infrastructure 2i AB, a Swedish Internet and wireless local-search technology company in a share purchase transaction. Under the terms of the agreement, the Inspire shareholders received an aggregate of $15 million in cash and will be eligible to receive up to 447,067 shares of common stock, which represents $7.5 million based on a 30-day trailing average, subject to the satisfaction of certain performance criteria over the next two years. Inspire will be renamed Interchange Europe.

Financial Guidance

The company expects first quarter 2005 revenue to be between $6.3 million and $6.5 million, which would represent an increase of between 82% and 88% compared to $3.5 million in the first quarter 2004 and an increase of between 6% and 9% compared to fourth quarter 2004. The company expects net income for the first quarter 2005 to be between $240,000 and $335,000, which would be $0.02 to $0.03 per share.

Based on this outlook, the company projects revenue for the full 2005 year of between $31 million and $33 million, which represents an increase of 63% to 73% compared to revenue of $19.1 million in 2004. Net income for the full 2005 year is projected to be between $900,000 and $1.8 million, which would be $0.09 to $0.17 per share.

The above guidance excludes any non-cash effects of the change in accounting for stock-based compensation as well as non-cash amortization related to acquisitions. The earnings per share forecast assumes a weighted average share count of 10,500,000.

In 2005 the company is making significant investments in research and development, as well as sales and marketing and expects to realize the benefits of these investments in future periods.

Conference Call and Webcast Information

Chairman and CEO Heath Clarke and CFO Doug Norman will participate in a conference call to discuss the results and outlook. The conference call will take place today, February 28, 2005 at 5:00 p.m. ET. Investors and analysts can participate in the call by dialing 1-800-289-0569 or 1-913-981-5542, pass code #4600177. To listen to the webcast, or to view the press release, please visit the Investor Relations section of the Interchange Website at: http://ir.interchangeusa.com. A replay of the webcast will be available for 90 days at the company’s website, starting approximately one hour after the completion of the call.

About Interchange
Interchange Corporation (NASDAQ: INCX) provides paid-search services that enable businesses to reach consumers through targeted online advertising. Interchange serves the sponsored listings of local and national advertisers in response to consumer search requests from its Search Distribution Network. Interchange’s Local Direct™ search and advertising platform delivers geographically-targeted search results to consumers via the Web. Local Direct can be licensed to websites and search engines that provide local business information and serve local advertisers. Interchange’s new SMS LOCAL™ service delivers targeted search results by location to consumers via mobile and wireless devices. Once released from beta, SMS LOCAL will be provided as an addition to the Local Direct platform, thereby providing Local Direct clients with both Internet and nationwide wireless local-search and directory assistance services. Interchange’s local-search services are powered by the company’s Keyword DNA™ technology.

Interchange is headquartered in Laguna Hills, California, with European offices in Stockholm, Madrid, and London.

For more information on Interchange, visit the company’s website at www.interchangeusa.com.

###

Forward-Looking Statements: All statements other than statements of historical fact included in this document regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as “anticipate,” “believe,” “estimate,” “plans,” “expect,” “intend” and similar expressions, as they relate to Interchange or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our ability to integrate the operations and effectively utilize the technology of Inspire, our plans to develop our products and develop sales, marketing, finance and administrative functions, dependence on major advertisers, competitive factors and pricing pressures, our ability to successfully integrate our expanded infrastructure, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

Our Quarterly Reports on Form 10-QSB recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release and the related conference call for analysts and investors speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

INTERCHANGE CORPORATION
BALANCE SHEET
(in thousands, except share data)

	December 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$24,617	$699
Restricted cash	13	16
Marketable securities	10,388	—
Accounts receivable, net of allowances of $5 and $25, respectively	1,313	638
Prepaid finance expense, net of accumulated amortization of $0 and $209, respectively	—	448
Deferred tax assets	678
Prepaid expenses and other current assets	260	42

Total current assets	37,269	1,843
Property and equipment, net	791	481
Long-term restricted cash	51	64
Deposits	37	33

Total assets	$38,148	$2,421

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,320	$1,152
Accrued compensation	323	469
Payroll taxes payable	261	2,071
Other accrued liabilities	378	605
Deferred revenue	498	391
Convertible secured promissory notes	—	1,300
Convertible secured debentures, net of debt discount of $0 and $53, respectively	—	2,329

Total current liabilities	3,780	8,317
Long term deferred tax liabilities	151	—

Total liabilities	3,931	8,317

Commitment and contingencies Stockholders’ equity (deficit):
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized; none issued and outstanding at December 31, 2004; 1,008,125 shares issued and outstanding at December 31, 2003; liquidation preference of $5,234,754 at December 31, 2003	—	—
Common stock, $0.00001 par value; 30,000,000 shares authorized; 7,953,941 and 1,822,963 issued and outstanding at December 31, 2004 and 2003	—	—
Accumulated comprehensive loss	(36)	—
Additional paid-in capital	45,497	6,884
Accumulated deficit	(11,244)	(12,780)

Total stockholders’ equity (deficit)	34,217	(5,896)

Total liabilities and stockholders’ deficit	$38,148	$2,421

INTERCHANGE CORPORATION
STATEMENTS OF OPERATIONS
(in thousands, except per share and share data)

	Three months ended		Years ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$5,971	$2,780	$19,072	$8,784

Operating expenses:
Search serving	3,071	1,113	9,698	3,816
Sales and marketing	1,125	701	3,774	1,978
General and administrative	921	435	2,634	1,466
Research and development	439	171	1,282	708
Non-cash equity based expense	2	(109)	13	103

Total operating expenses	5,558	2,311	17,401	8,071

Operating income	413	469	1,671	713
Interest and other income (expense)	188	(340)	(656)	(636)

Income before income taxes	601	129	1,015	77
Provision (benefit) for income taxes	(550)	15	(521)	17

Net income	$1,151	$114	$1,536	$60

Per share data:
Basic net income per share	$0.20	$0.06	$0.53	$0.03

Diluted net income per share	$0.14	$0.04	$0.29	$0.02

Basic weighted average shares outstanding	5,756,069	1,822,963	2,886,203	1,813,210

Diluted weighted average shares outstanding	8,242,489	3,060,335	5,369,623	3,050,582